SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  June 7, 2012

LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation)	001-32373 (Commission File Number)	27-0099920 (IRS Employer Identification No.)

3355 LAS VEGAS BOULEVARD SOUTH LAS VEGAS, NEVADA (Address of principal executive offices)	89109 (Zip Code)

Registrant’s telephone number, including area code:  (702) 414-1000

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 7, 2012, Las Vegas Sands Corp. (“LVSC”) and its wholly-owned subsidiary, Las Vegas Sands, LLC (together with LVSC, the “Company”), entered into an agreement (the “Agreement”) with Michael A. Leven, pursuant to which Mr. Leven will continue to serve as the Company’s President and Chief Operating Officer.  The Agreement modifies the employment agreement, dated as of November 13, 2010 (the “Employment Agreement”), between the Company and Mr. Leven and provides that the Term of Mr. Leven’s employment will continue until December 31, 2014.

The Agreement further provides that no later than five days from June 7, 2012, Mr. Leven will receive an equity award consisting of 300,000 restricted stock units (the “2012 Restricted Stock Unit Award”) issued pursuant to the LVSC 2004 Equity Award Plan (the “Plan”).  Under the terms of the 2012 Restricted Stock Unit Award (as set forth in the Agreement), Mr. Leven will be entitled to receive shares of LVSC common stock or shares of restricted LVSC common stock, as applicable, subject to the following terms and conditions:

(a)
If the average closing price on the New York Stock Exchange of LVSC common stock (the “Average Closing Price”) during the month of December 2013 is at least fifty dollars ($50.00) per share then, on December 31, 2013, Mr. Leven shall receive one hundred thousand (100,000) shares of restricted LVSC common stock (the “2013 Restricted Stock Award”), which shall vest entirely on December 31, 2014.

(b)
Alternatively, if the Average Closing Price during the month of December 2013 is less than fifty dollars ($50.00) per share, but the Average Closing Price during the month of December 2014 is at least fifty dollars ($50.00) per share then, on December 31, 2014, Mr. Leven shall receive one hundred thousand (100,000) shares of unrestricted LVSC common stock.

(c)
If the Average Closing Price during the month of December 2014 is at least sixty dollars ($60.00) per share then, in addition to any shares deliverable pursuant to (a) or (b) above, as applicable, on December 31, 2014, Mr. Leven shall receive one hundred thousand (100,000) shares of unrestricted LVSC common stock.

(d)
Finally, if the Average Closing Price during the month of December 2014 is at least seventy dollars ($70.00) per share then, in addition to any shares deliverable pursuant to (a) or (b) above, as applicable, and any shares deliverable pursuant to (c) above, on December 31, 2014, Mr. Leven shall receive one hundred thousand (100,000) shares of unrestricted LVSC common stock.

The shares of LVSC common stock (both restricted and unrestricted) issuable pursuant to the 2012 Restricted Stock Unit Award, as well as the vesting of the 2013 Restricted Stock Award, if applicable, are subject to Mr. Leven’s continued employment with the Company on December 31, 2014, and the terms and conditions of the Employment Agreement, as amended by the Agreement (including the amendment to the termination provision described in more detail below), the Plan and the related equity award agreement.

The Agreement also modifies the Employment Agreement to provide that if (a) Mr. Leven’s employment is terminated prior to the expiration of the Term because the Company discharges him (other than for Cause), (b) he terminates his employment for Good Reason, (c) his employment is terminated due to his death or disability, or (d) there is a Change in Control of the Company, then (x) the restricted stock awarded to Mr. Leven pursuant to the Employment Agreement shall immediately become fully vested (and the restrictions on the restricted shares shall lapse) and (y) if such termination of employment or

Change in Control occurs during 2014 and the 2013 Restricted Stock Award has been granted, then the 2013 Restricted Stock Award shall become immediately fully vested (and the restrictions on such restricted shares shall lapse).

The other provisions of the Employment Agreement are unchanged.  Capitalized terms used in this Report and not defined are used as defined in the Employment Agreement.

On June 13, 2012, LVSC issued a press release announcing Mr. Leven’s amended employment agreement.  The press release is attached as Exhibit 99.1 to this Report and is incorporated by reference into this Item.

Item 5.07        Submission of Matters to a Vote of Security Holders.

The stockholders of LVSC voted on the three proposals listed below at the Company’s Annual Meeting of Stockholders held on June 7, 2012.  The proposals are described in detail in the Company’s definitive Proxy Statement filed with the Securities and Exchange Commission on April 27, 2012.

Proposal 1 — Election of Directors

Votes regarding the election of Jason N. Ader, Michael A. Leven and Jeffrey H. Schwartz to serve on the Board of Directors as Class II directors for three-year terms, which will expire at the Company’s 2015 Annual Meeting of Stockholders, were as follows:

Nominees for Director	Votes For	Votes Withheld	Broker Non-Votes
Jason N. Ader	692,723,439	10,934,248	59,746,487
Michael A. Leven	691,181,178	12,476,509	59,746,487
Jeffrey H. Schwartz	691,142,330	12,515,357	59,746,487

Proposal 2 — Ratification of Selection of Independent Registered Public Accounting Firm

Votes to ratify the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
754,223,848	8,666,779	513,547	0

Proposal 3 — An Advisory (Non-Binding) Vote on Executive Compensation

Votes to approve an advisory (non-binding) resolution on executive compensation were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
585,345,384	115,894,511	2,417,791	59,746,488

Item 9.01        Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description of Exhibit

99.1	Press release, dated June 13, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated:  June 13, 2012

LAS VEGAS SANDS CORP.

By:	/s/ Ira H. Raphaelson
Name: Ira H. Raphaelson
Title: Executive Vice President & Global General Counsel